               ASSIGNMENT AND ASSUMPTION OF LICENSE

      ASSIGNMENT AND ASSUMPTION OF LICENSE, made as of the 30 day of September, 1996 (this "Agreement"), by and between COLBERT BALLARD GOLF LEARNING CENTERS, INC., a Nevada corporation having an address at 37101 W. Six Mile, Livonia, Michigan 48154 ("Assignor"), and C.B. FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Assignee").

                             W I T N E S S E T H :

      WHEREAS, by License, (the "License") by and between James Colbert, James Ballard (collectively, the "Licensors") and Assignor, Assignor was granted the license to use the Licensors' names and teaching system (the "Licensed Property");

      WHEREAS, Assignor desires to assign to Assignee its entire interest as licensee under the License and Assignee desires to accept such assignment and assume Assignor's obligations under the License on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:

      1. Assignment and Assumption. Effective as of July 15, 1996 (the "Effective Date") Assignor assigns, sets over and transfers to Assignee all right, title and interest of Assignor in and to the License, and Assignee assumes and agrees to perform any and all of the obligations to be performed by the Assignor under the License (as if Assignee executed the License originally as licensee thereunder) accruing from and after the Effective Date. Assignee further agrees to be bound by and fully responsible for all of the covenants, agreements, terms, provisions, and conditions of Assignor under the License to be performed by Assignor from and after the Effective Date. Assignee agrees that the obligations assumed hereunder and agreements contained herein shall benefit the Licensors and their successors and assigns as well as Assignor.

      2. Bill of Sale. Assignor does hereby sell, assign, transfer and convey to Assignee, and Assignee does hereby purchase and acquire from Assignor, all of Assignor's right, title and interest in and to the following property (collectively, the "Property"):

           2.1 all personalty, inventories, supplies, sales, marketing and instructional materials of every kind and description relating to the use of the Licensed Property by the Assignor (the "Business"), wherever located, including without limitation, the items described on Exhibit B attached hereto and made a part hereof (the "Personal Property");

           2.2 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Assignor or its affiliates in connection with the ownership and/or operation of the Business (collectively, the "Records");

           2.3 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Assignor in connection with the ownership of the Business (collectively, the "Permits");

           2.4 the contracts, leases and other agreements of or relating to the operation of the Business described on Exhibit C attached hereto and made a part hereof (the "Contracts");

           2.5 any patents, trademarks, servicemarks, trademark or servicemark registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing, including, but not limited to, the service mark "perfect practice" and the name "Colbert Ballard Golf Learning Centers" (the "Intangible Assets"); and

           2.6 any other properties and assets of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Business, except to the extent the same relate solely to the Retained Assets or Retained Liabilities.

      3. Assets to be Retained by Assignor. Anything herein to the contrary notwithstanding, Assignor shall not sell, and

Assignee shall not acquire, the following assets of Assignor (the "Retained Assets"):

           3.1 any rights of Assignor with respect to insurance policies owned by Assignor or for which Assignor is the named insured; and

           3.2 all cash, funds in bank accounts and cash equivalents existing as of the date hereof.


      4. Assumption of Certain Liabilities. Assignee shall assume and agree to pay and discharge when due all liabilities and obligations of Assignor under:

           4.1 the License, to the extent the same arise from and after the date hereof;

           4.2 the Contracts, to the extent the same arise from and after the date hereof; and

           4.3  the liabilities listed on Exhibit D hereto (the
"Assumed Liabilities").

           4.4 Assignor shall retain, and Assignee shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Assignor or the Business or any predecessor owner of the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities").

      5.   Consideration.

           5.1 In consideration for the assignment of the License, Assignee shall:

                (a) cause Family Golf Centers, Inc., a Delaware corporation (the "Parent") to issue 7,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent (the "Common Stock") free and clear of all liens, claims and encumbrances and to deliver at
Closing: (1) a certificate representing 4,550 shares of Common Stock registered in the name of "Colbert Ballard Golf Learning Centers, Inc.", and
(2) a certificate representing the 2,450 shares of Common Stock registered in the name of Continental Stock Transfer and Trust Company, as escrow agent, to be held and distributed in accordance with the provisions of the Escrow Agreement, dated as of even date herewith;

                (b) assume the Assumed Liabilities listed on Exhibit D hereto.

           5.2 The parties agree that, given the restrictions on the Common Stock, the price at which the shares of common stock of Parent are trading on the NASDAQ exchange on the Closing Date may not be an accurate measure of the value of the Common Stock. Therefore, in order to properly prepare transfer, gains, sales, income and other tax and similar forms, the parties have agreed that a fair and reasonable valuation of the Common Stock as of the Closing Date is $25 per share.

      6.   Apportionments.

           6.1 The parties hereto agree that (i) all compensation payable to the Licensors under the License and all other operating expenses of Assignor relating to the Business (i.e., advertising, collections, fees, hired services, insurance, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes, utilities, wages and interest on indebtedness, but specifically not including professional fees and expenses, travel and lodging or depreciation), and (ii) all income of Assignor, including accounts receivable, shall be apportioned between Assignor and Assignee as of the Effective Date based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Assignor shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Assignee shall bear the responsibility and benefit of (the "Adjustment"). The net Adjustment will be paid by the party owing the same to the other in cash or by certified or official bank check or wire transfer. The expenses and liabilities for which Assignor shall be liable pursuant to this Section shall be included within the meaning of the term "Retained Liabilities".

           6.2 To the extent that any of the prorations made pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Assignee subsequent to the Effective Date, or either party discovers any errors in or omissions in respect of the Adjustment, Assignor and Assignee agree to adjust such prorations promptly upon receipt by Assignor or Assignee, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

           6.3 Assignor and Assignee shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the closing of the transactions described herein (the "Closing").

      7.   Loan to Assignor.   The Assignee hereby agrees to lend
the Assignor $446,720.00 to pay certain Retained Liabilities of the Assignor listed on Exhibit E hereto, in exchange for a secured promissory note made by the Assignor in favor of the Assignee in the face amount of $446,720.00, which note shall be personally guaranteed by Harry J. Moorhouse and Dorothy Moorhouse.

      8. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

           8.1 Organization; Power and Authority. Assignor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

           8.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Assignor of this Agreement and the consummation by Assignor of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of the Assignor. This Agreement has been duly and validly executed and delivered by Assignor and constitutes the valid and binding obligation of Assignor, enforceable in accordance with its terms. The execution, delivery and performance by Assignor of this Agreement and the consummation by Assignor of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignor is subject; (b) violate any order, judgment or decree applicable to Assignor; or (c) conflict with or result in a breach of or a default under any term or condition of Assignor's Certificate of Incorporation or By-laws or any term or condition of any agreement or other instrument to which Assignor is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

           8.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Assignor of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

           8.4 Compliance with Applicable Laws. Assignor is not engaging in any activity or omitting to take any action as a result of which Assignor is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Business, and neither the execution and delivery by Assignor of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Assignor of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. Assignor is in compliance with all material requirements imposed in writing by any insurance carrier of Assignor to the extent such carrier is an insurer or indemnitor of the Business. The Business is not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction, other than notice of its failure to pay federal taxes.

           8.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Business as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Assignee to continue the operation of the Business as presently conducted after the Closing.

           8.6 The License. Attached hereto as Exhibit A is a true and correct copy of the License. The License is in full force and effect, has not been modified or amended in any way and neither the Licensor nor Assignor is in default, or sent or received any notice of default, in respect of the License. No event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default under the License. Neither Assignor nor Licensors has exercised any right or option, or stated its intent, to terminate or cancel the License. Assignor has not assigned, transferred or conveyed the License or any interest therein, or granted any right or option with respect thereto, to any party other than Assignee.

           8.7 Personal Property. Exhibit B sets forth a complete list of all Personal Property necessary for the use and operation of the Business as currently conducted.

           8.8 Title to the License and Property. The License and the Property are free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances").

           8.9 Contracts. Except for the License and the Contracts listed on Exhibit C hereto, Assignor is not a party to any leases, contracts, orders or agreements relating to the Business or the Property (written or otherwise).

           8.10 Litigation. There is no action or proceeding or governmental investigation pending, or, to the best of Assignor's knowledge, threatened against, or relating to, Assignor (insofar as it relates to the License or the Business), the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.

           8.11 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of Assignor or its affiliates affecting the License or the Business which will survive the Closing. All employees of Assignor will have been terminated as of the Closing Date.

             8.12 Financial Condition. Assignor has delivered to Assignee true and correct copies of audited financial statements consisting of balance sheets and income statements of Assignor as of December 31, 1995 and for the quarters ended March 31, 1996 and June 30, 1996. Such balance sheet presents fairly the financial condition, assets and liabilities of Assignor as of its date; such statement of income presents fairly the results of operations of Assignor for the period indicated. The financial statements referred to in this Section are in accordance with the books and records of Assignor. Since December 31, 1995 and since June 30, 1996: (a) there has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of Assignor, the License, the Property or Business; (b) the Business has been conducted in all respects only in the ordinary course; and (c) Assignor has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

             8.13 Full Disclosure. To the best knowledge of Assignor, none of the information supplied by Assignor herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

      9. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

             9.1 Organization; Power and Authority. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

             9.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Assignee. This Agreement has been duly and validly executed and delivered by Assignee and constitutes the valid and binding obligation of Assignee, enforceable in accordance with its terms. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignee is subject; (b) violate any order, judgment or decree applicable to Assignee; or
(c) conflict with or result in a breach of or a default under any term or condition of Assignee's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Assignee is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

      10. Survival. The representations and warranties of the parties made in Articles 8 and 9 shall survive the Closing.

      11. Further Assurances. At any time and from time to time after the date hereof, either party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as the requesting party may reasonably request in order to transfer into the name of Assignee the License and any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

      12. Brokers. Assignor and Assignee warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein, other than _______________ (the "Broker"). Assignee and Assignor hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than the Broker who claims to have dealt with the indemnifying party in connection with this transaction. Assignor agrees to pay the Broker any commissions due the Broker in connection with this transaction pursuant to a separate agreement between Assignor and the Broker. The provisions of this Article shall survive the Closing or any termination of this Agreement.

      13.  Indemnification.

           13.1 Subject to the further provisions of this Article, Assignor shall protect, defend, hold harmless and indemnify Assignee, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of (i) any Retained Liability or other liability or obligation of Assignor which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Assignor contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 13.1.

             13.2 Subject to the further provisions of this Article, Assignee shall protect, defend, hold harmless and indemnify Assignor, its partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the date hereof, (ii) the breach of any representation, warranty, covenant or agreement of Assignee contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 13.2.

           13.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen (15) days from the mailing of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 13.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 13.3.

           13.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

             13.5 The obligation of the Assignor under Section 13.1 hereof shall be satisfied first from the Escrowed Funds (as defined in the Escrow Agreement, dated as of the date hereof, among Assignor, Assignee and Continental Stock Transfer & Trust Company), and, if the Escrowed is inadequate to provide indemnification to Assignee, then from Assignor directly.

      14. Post=Closing Covenants. Promptly upon the execution of this Agreement, the Assignor shall: (1) change its name such that it shall no longer use the words "Colbert" or "Ballard", (2) withdraw its qualification to do business in all states in which it is now so qualified, and (3) cease from using the names "Colbert" and "Ballard" or any combination thereof.

      15. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Assignor to Assignee shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Kenneth R. Koch, Esq. Notices given in the manner aforesaid shall be deemed to have been given three
(3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

      16.  Miscellaneous.

           16.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

           16.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York.

          16.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

           16.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

           16.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

           16.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

           16.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

           16.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

           16.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

           16.10 Either party may cause this Agreement to be recorded in the appropriate public office.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                          COLBERT BALLARD GOLF
                                          LEARNING CENTERS, INC.


                                          By:_______________________
                                              Name:
                                              Title:


                                          C.B. FAMILY GOLF CENTERS,
                                          INC.


                                          By: ______________________
                                              Name:
                                              Title: